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                                                                    EXHIBIT 99.5

                               AGREEMENT BETWEEN:


                           WIRELESS AGE COMMUNICATIONS, INC.

                                       AND

                            PINE RIDGE HOLDINGS LTD.



1. Pine Ridge Holdings Ltd. will sell the name A.C. Simmonds & Sons Ltd. and all associated trademarks, etc. for 1,500,000 (one million five hundred thousand) shares of Wireless Age Communications, Inc. (WLSA) on July 2, 2003.

2. A.C. Simmonds & Sons Ltd. (owned by Pine Ridge) will sell the following in the newly formed A.C. Simmonds & Sons Ltd.

         2.1 All current inventory of continuing lines at cost. A $25,000 payment will be made at closing. The balance will be paid for 30 days following the month of sale of the inventory.

         2.2 All computers, office equipment, software including Winsol licenses (Cost $70,000) for $24,000 CDN (Twenty four thousand Canadian Dollars) payable $2,000 (two thousand Canadian) per month starting August 31, 2003.

         2.3 All furniture (excluding DCS's desk and credenza) for $5,000 (Five Thousand Canadian dollars) payable August 31, 2003.

         2.4 All warehouse shelving, equipment, etc. for $5,000 (Five Thousand Canadian dollars) payable September 30, 2003.

         2.5 "Old" A.C. Simmonds & Sons will retain all payables, receivables, bank debt and employee debt. The payable owing to Prime Battery will be paid when EFD and Future pay A.C. Simmonds & Sons Ltd.

         2.6 Certain A.C. Simmonds & Sons employees will be hired at current salary and benefits as of June 30, 2003.

3. David C. Simmonds will be President & Chief Operating Officer of the new A.C. Simmonds & Sons at a combined salary with PVSS responsibilities of $180,000 (One Hundred Eighty Thousand) and a bonus of 5% of net profit of A.C. Simmonds & Sons division of Wireless Age based on a minimum of $1,000,000 per annum.

ON BEHALF OF WIRELESS AGE COMMUNICATIONS, INC.


_________________________________                      _________________________
John G. Simmonds                                       Date
Chairman & CEO



ON BEHALF OF PINE RIDGE HOLDINGS LTD.


_________________________________                      _________________________
David C. Simmonds                                      Date
President

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